Joby Collaborates with L3Harris to Pursue Defense Applications for Autonomous Hybrid VTOL Aircraft
A rendering of Joby's autonomous hybrid vertical take-off and landing aircraft. Credit: Joby Aviation.

● Flight testing expected to start in fall 2025, with operational demonstrations expected in 2026
● New aircraft class could be used for a wide range of low-altitude support use-cases
●Gas turbine hybrid vertical take-off and landing (VTOL) aircraft offers the versatility of being optionally piloted, enabling both crewed and fully autonomous operations

Santa Cruz, Calif. and Melbourne, Fla., Aug 1, 2025 – Joby Aviation, Inc. (NYSE: JOBY) and L3Harris Technologies (NYSE: LHX) today announced they are exploring opportunities to develop a new aircraft class for defense applications. The gas turbine hybrid vertical take-off and landing (VTOL) aircraft is designed for low-altitude missions and offers the versatility of being optionally piloted, enabling both crewed and fully autonomous operations.

The collaboration leverages Joby’s existing commercial aircraft development program and leading manufacturing capabilities, combined with L3Harris’ proven expertise on platform missionization including sensors, effectors, communication and collaborative autonomy. Flight testing is expected to start this fall with the companies planning to perform operational demonstrations during government exercises in 2026.

“The next-generation of vertical lift technology enables long-range, crewed-uncrewed teaming for a range of missions,” said Jon Rambeau, President, Integrated Mission Systems, L3Harris. “We share a vision with Joby to deliver urgently-required innovation by missionizing VTOL aircraft for defense needs.”

JoeBen Bevirt, founder and CEO, Joby Aviation, added: “We have worked closely with the Department of Defense over the past decade to give them a front row seat to the development of our dual-purpose technologies, and we’re now ready to demonstrate and deploy it. Our country depends on companies like ours moving at pace, and we have the team, the technology and the platform to do just that.”

Joby is actively developing a gas turbine hybrid powertrain for its current S4 aircraft platform and has demonstrated aircraft-level autonomy following its acquisition of the autonomy division of Xwing in June 2024. It has previously demonstrated under government contract that its platform can be hybridized to deliver longer-ranges, showcasing an industry-first 561 mile hydrogen-electric hybrid flight in June 2024.
About Joby
Joby Aviation, Inc. (NYSE:JOBY) is a California-based transportation company developing an all-electric, vertical take-off and landing air taxi. Joby intends to both operate its fast, quiet, and convenient air taxi service in cities around the world and sell its aircraft to other operators and partners. To learn more, visit www.jobyaviation.com.
About L3Harris Technologies
L3Harris Technologies is the Trusted Disruptor in the defense industry. With customers’ mission-critical needs always in mind, our employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security. Visit L3Harris.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of Joby’s aircraft and L3Harris’ missionization capabilities, including the potential applications for a gas turbine hybrid VTOL aircraft and related autonomous capabilities; each of Joby’s and L3Harris’ business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our respective strategic partnerships; and our current expectations relating to our respective businesses, financial condition, results of operations, and prospects. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: the ability to produce aircraft that meet performance expectations in the volumes and on the timelines that Joby projects; L3Harris’ ability to missionize aircraft as required government customers and to accurately project the cost and timelines for such missionization; the ability to secure additional contracts with the Department of Defense or other U.S. governmental agencies cannot be guaranteed; the competitive environment in which Joby and L3Harris operate; Joby’s future capital needs; our ability to adequately protect and enforce our respective intellectual property rights; Joby’s ability to effectively respond to evolving regulations and standards relating to aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; our customers’ ability to modify or terminate contracts; and other important factors discussed in the sections titled “Risk Factors” in Joby's and L3Harris’ Annual Reports on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025 and February 14, 2025, respectively, Joby’s and L3Harris’ Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2025 and April 24, 2025, respectively, and in future filings and other reports either Joby or L3Harris file with or furnish to the SEC. Any such forward-looking statements represent Joby’s or L3Harris’ management’s estimates and beliefs as of the date of this release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contacts
Joby Aviation
Media
Charles Stewart
press@jobyaviation.com

Investors
investors@jobyaviation.com

L3Harris
Media
Christina Flores
Integrated Mission Systems
Christina.R.Flores@L3Harris.com